Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David Morimoto	Wayne Kirihara
SVP & Treasurer	SVP & Chief Marketing Officer
(808) 544-3627	(808) 544-3687
david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. APPOINTS TWO NEW DIRECTORS

Reconstitutes Board of Directors

HONOLULU, HI February 25, 2011 — Central Pacific Financial Corp. (NYSE: CPF) (the “Company”), parent company of Central Pacific Bank (“CPB”) (the “Bank”), today announced the appointment of James F. Burr and Alvaro J. Aguirre to the board of directors of the Company effective February 24, 2011, and to the board of directors of the Bank subject to regulatory approvals.  Burr is currently a Managing Director for The Carlyle Group and a member of Carlyle’s Financial Institutions Group.  Prior to Carlyle, Burr was with Wachovia Corporation from 1992 to 2008, where he most recently served as corporate treasurer and was responsible for activities relating to funding, investing, risk transference, balance sheet management, liquidity and usage.  Aguirre brings extensive corporate finance, operations and legal experience from prior advisory and principal investing roles at Sullivan & Cromwell, Morgan Stanley and Warburg Pincus.  Aguirre currently serves as the chairman of the board of directors and a member of the audit and compensation committees of Cygnus Business Media, a business-to-business communications company.

Burr and Aguirre will join the board of directors of the Company and Bank pursuant to the terms of the respective investment agreements between the Company and affiliates of The Carlyle Group and Anchorage Capital Group, L.L.C.  The Company recently announced that its $325 million private placement was completed on February 18, 2011.

“Both Mr. Burr and Mr. Aguirre bring a wealth of experience to our Company’s and Bank’s board of directors,” said John C. Dean, Executive Chairman of CPF and CPB.  “We look forward to their contributions as we move ahead with a solid capital foundation.”

As part of the Company’s recapitalization, the Company’s and Bank’s board of directors are being reduced.  In addition to Burr and Aguirre, the Company’s and Bank’s board of directors will include the members of the former executive committees of the Company’s and Bank’s boards: Executive Chairman John C. Dean, Christine H.H. Camp, Earl E. Fry, Paul J. Kosasa, Colbert M. Matsumoto and Crystal K. Rose.  Duane K. Kurisu, who was a member of the former executive committee of the Bank’s board, will continue on the Bank’s board of directors.  As of the date of the Company’s recapitalization, Richard J. Blangiardi, B. Jeannie Hedberg, Ronald K. Migita, Mike K. Sayama, Maurice H. Yamasato and Dwight L. Yoshimura have resigned from both the Company’s and the Bank’s board of directors, and Jeffrey S. Cavanaugh has resigned from the Bank’s board of directors.

“On behalf of all of us at our Company and Bank, I want to express our appreciation to the departing directors for their contributions and unwavering commitment during a challenging period,” said Dean. “We look forward to working with these business leaders at an advisory level as we move ahead in our efforts to expand our business.”

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements

This document may contain forward-looking statements concerning plans and expectations or assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2010 Form 10-K.  The Company does not update any of its forward-looking statements.

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